Exhibit 10.8

EDUCATION REALTY TRUST, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(2011 LTIP — Performance Vested)

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of January 2011 between Education Realty Trust, Inc., a Maryland corporation (together with its subsidiaries, the “Company”), and ______________________ (the Grantee”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Education Realty Trust, Inc. 2011 Long-Term Incentive Plan (the “LTIP”).

WHEREAS, awards granted under the LTIP shall be issued pursuant to the Company’s 2004 Incentive Plan, as amended from time to time (the “2004 Incentive Plan”); and

WHEREAS, pursuant to the LTIP, the Committee has approved an award for performance-vested restricted stock units to the Grantee as provided herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.        Grant of Restricted Stock Units; Eligible Shares.

(a)           The Company hereby grants to the Grantee an award (the “Award”) of _____________ Restricted Stock Units on the terms and conditions set forth in this Agreement and as otherwise provided in the LTIP (the “RSUs”).

(b)           The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Section 2 hereof.

(c)           Prior to the Determination Date (as defined below), no dividend equivalents shall be paid or payable with respect to the RSUs covered by this Award, and the Grantee shall not be entitled to voting rights with respect to the RSUs covered by this Award.

(d)           Upon the completion of the Performance Period set forth in the LTIP and the Committee’s determination of the achievement of the performance targets set forth on Schedule A of the LTIP (the “Determination Date”), the number of RSUs granted hereby shall be immediately reduced to equal the number of Eligible Shares determined in accordance with the LTIP.  Grantee shall have no further rights with respect to any RSUs in excess of the Eligible Shares, and such excess number shall be deemed cancelled for purposes of the 2004 Incentive Plan.

(e)           Each Eligible Share equals one share of the Company’s common stock, $.01 par value per share (“Common Shares”), and shall be entitled to voting and dividend rights from the date of issuance after the Determination Date.

2.        Terms; Restricted Period.

(a)           Except as provided herein and subject to such other exceptions as may be determined by the Committee in its sole and absolute discretion, the “Restricted Period” for the RSUs granted herein shall expire on the Determination Date with respect to RSUs that become Eligible Shares, as determined by the Committee on such Determination Date. After the Determination Date, any RSUs that are not Eligible Shares shall be forfeited.  None of the RSUs may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period for the RSUs.

(b)           Except as set forth below or as the Committee may otherwise determine in its sole and absolute discretion, termination of a Grantee’s employment prior to the end of the Performance Period shall result in the forfeiture of all RSUs granted hereunder by the Grantee, and no payments shall be made with respect thereto.  Notwithstanding the foregoing, if Grantee’s employment is terminated prior to the end of the Performance Period as a result of Grantee’s death or Disability, the Committee shall determine the number of RSUs that will convert to Eligible Shares by (i) applying the performance criteria set forth in the LTIP using the effective date of the Disability (to be determined by the Committee in it sole and absolute discretion) or the date of death, as applicable, and by appropriately and proportionately adjusting the performance criteria for such shortened Performance Period and (ii) multiplying the number of Eligible Shares so determined by .3333 if the death or Disability occurs in 2011, .6667 if the if the death or Disability occurs in 2012, and 1 if the if the death or Disability occurs in 2013 (rounding the resulting number of Eligible Shares to the nearest whole number) and the Restricted Period for such Eligible Shares shall terminate.

(c)           If a Change of Control (as such term is defined in Section 10 of the LTIP) occurs prior to the end of the Performance Period, the Committee shall determine the number of RSUs that will convert to Eligible Shares by (i) applying the performance criteria set forth in the LTIP using the effective date of the Change of Control as the end of the Performance Period, and by appropriately and proportionately adjusting the performance criteria for such shortened Performance Period, and (ii) multiplying the number of Eligible Shares so determined by .3333 if the Change of Control occurs in 2011, .6667 if the Change of Control occurs in 2012, and 1 if the Change of Control occurs in 2013 (rounding the resulting number of Eligible Shares to the nearest whole number).

3.        Settlement.  Settlement of an Eligible Share shall be made within 30 days (with the date of payment selected by the Company in its sole discretion) of the expiration of the Restricted Period.  Settlement of Eligible Shares pursuant to this Award shall be made through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate, after the Company’s receipt of notification of Grantee’s death, as the case may be) of a stock certificate for a number of Common Shares equal to the number of Eligible Shares to be settled.  Following receipt of such Common Shares, the Grantee may receive, hold, sell or otherwise dispose of such Common Shares free and clear of the restrictions imposed under the LTIP and this Agreement.

4.        No Right to Continued Employment.  This Agreement shall not be construed as giving Grantee the right to be retained in the employ of the Company, and the Company may at any time dismiss Grantee from employment, free from any liability or any claim under the LTIP but subject to the terms of the Grantee’s Employment Agreement, if any.

5.        Adjustments.  The Committee shall make equitable and proportionate adjustments (consistent with Sections 162(m) and 409A of the Code and other applicable Sections therein) in the terms and conditions of, and the criteria included in, this Award in recognition of the events described in Section 10 of the 2004 Incentive Plan.  In addition, the Committee may appropriately adjust any evaluation of performance under criteria set forth in the LTIP and Schedule A thereto to exclude any of the following events that occurs during a Performance Period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year and (vi) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; provided that the Committee commits to make any such adjustments within the 90 day period set forth in Section 14.3 of the 2004 Incentive Plan.  Notwithstanding the foregoing, the Committee shall not have the discretion to increase the amounts payable under this Award if the Participant is a Covered Officer (as defined in Section 10 of the LTIP) in manner that is inconsistent with Section 162(m) of the Code.

6.        Amendment to Award.  Subject to the restrictions contained in the 2004 Incentive Plan and the LTIP, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award (consistent with Sections 162(m) and 409A of the Code and other applicable Sections therein), prospectively or retroactively, provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

7.        Withholding of Taxes.  Upon the lapse of the Restricted Period and the issuance of Common Shares with respect to any portion of this Award, the Company shall satisfy any applicable withholding obligations or withholding taxes (“Withholding Taxes”) as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to Grantee and issue Common Shares to the Grantee without restriction.  As a condition to receiving settlement of the RSUs hereunder, the Company may require Grantee to pay to the Company, and the Company shall have the right and is hereby authorized to withhold from any payments hereunder or from any compensation or other amount owing to Grantee, an amount of cash necessary for the Company to satisfy any Withholding Taxes in respect of this Award.  In its sole and absolute discretion, the Committee may satisfy the required Withholding Taxes by withholding from the Common Shares otherwise issuable pursuant to settlement of the Award that number of whole shares necessary to satisfy Withholding Taxes with respect to such shares based on the Fair Market Value (as defined in Section 2.13 of the 2004 Incentive Plan) of the Common Shares as of the date the Restricted Period ends.

8.        LTIP Governs.  The Grantee hereby acknowledges receipt of a copy of the LTIP and agrees to be bound by all the terms and provisions thereof.  The terms of this Agreement are governed by the terms of the LTIP.

9.        Severability.  If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or the Award, or would disqualify the Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the LTIP or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the LTIP and Award shall remain in full force and effect.

10.      Notices.  All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	To the Grantee:

Education Realty Trust, Inc. 530 Oak Court Drive, Suite 300 Memphis, TN 38117-3725 Attn: Corporate Secretary	The address then maintained with respect to the Grantee in the Company’s records.

11.      Governing Law.  The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Maryland, without giving effect to conflicts of laws principles.

12.      Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Grantee’s legal representatives.  All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

13.      Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee in its sole and absolute discretion.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

Signature Page Follows

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Unit Award Agreement to be duly executed effective as of the day and year first above written.

EDUCATION REALTY TRUST, INC.

By:
Name:
Title:

GRANTEE:

Name:

Signature Page to Restricted Stock Unit Award Agreement